Exhibit 10.26

FOURTH AMENDMENT TO

AMENDED AND RESTATED SUPPLY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT (this “Amendment”), is made as of July 31, 2014 by and between DSW Leased Business Division LLC aka Affiliated Business Group, an Ohio limited liability company (“Supplier”), having a business address of 810 DSW Drive, Columbus, Ohio 43219, and Stein Mart, Inc., a Florida corporation (“Stein Mart”) with a business address of 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Background

A. Supplier and Stein Mart are parties to that certain Amended and Restated Supply Agreement, dated as of May 30, 2006, whereby Supplier agreed to supply Merchandise to Stein Mart., which agreement was modified by that certain First Amendment to the Agreement, dated August 26, 2008, and that certain Second Amendment to the Agreement, dated February 23, 2012, and that certain Third Amendment to the Agreement, dated September 10, 2013 (collectively referred to herein as the “Agreement”.

B. The parties desire to further amend the Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Definitions. Defined terms used in this Amendment shall have the meaning ascribed to them in the Agreement.

2. Net Revenue: Section 5.11 shall be deleted in its entirety and replaced with the following in lieu thereof:

5.1. Net Revenue Split. All sales of Merchandise shall be made through Stein Mart’s normal cash registers and by use of Stein Mart’s normal sales recording equipment and will be identified with the Shoe Department. The Net Revenue from each sale of Supplier’s Merchandise, other than Internet Merchandise sold through the Website, shall be split 80% to Supplier and 20% to Stein Mart.

Commencing upon August 1, 2014 and continuing until Stein Mart ceases managing fulfillment of customer orders of Internet Merchandise sold through the Website, the Net Revenue from such sales shall be split 70% to Supplier and 30% to Stein Mart.

The parties agree that, at a later date, Supplier will assume responsibility for the fulfillment of Internet Merchandise sold through the Website. Stein Mart shall cooperate with Supplier in this transition. Beginning on the date DSW itself fulfills Internet Merchandise sold and thus eliminates the fulfillment of inventory through the third party provider, the Net Revenue from the sale Internet Merchandise shall be split 80% to Supplier and 20% to Stein Mart.

3. Agreement in Effect. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment by their duly authorized officers as of the date first above written.

Supplier: DSW LEASED BUSINESS DIVISION LLC

By	/S/ CHRISTOPHER LANNING

Its	Senior VP and GM

Stein Mart: STEIN MART, INC.

By	/S/ D. HUNT HAWKINS

Its	President and Chief Operating Officer

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